Exhibit 16.1

Pritchett, Siler & Hardy, P.C.

Certified Public Accountants
515 South 400 East, Ste 100
Salt Lake City, UT, 84111
801-328-2727 Phone; 801-328-1123 Fax

November 3, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Trycera Financial, Inc. in Item 4.01 "Changes  in Registrant's Certifying Accountant" of the Current Report on Form 8-K regarding the event that occurred on November 2, 2016 and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler, & Hardy, P.C.